Exhibit 99.1

Media and Analyst Contacts

Rosemary Hanratty

Public Relations StarTek

Tel +1 720 314 1042

E-mail rosemary.hanratty@startek.com

Chad Carlson to Join StarTek as Executive Vice President and COO

Denver, CO—StarTek (NYSE:SRT) has announced that Chad Carlson will join the company in June as Executive Vice President (EVP) and Chief Operating Officer (COO). Most recently, he was EVP of Global Operations for Sitel in Nashville, Tennessee.

“Chad is an experienced senior leader of global BPO organizations with over 15 years of experience in the industry” said Larry Jones, President and CEO of StarTek. “He has expertise in global operations and is focused on continuous improvement, growing client relationships and building a top performing leadership team.  All reasons why we were glad he accepted our offer to join StarTek.”

Carlson began his career in the call center industry in 1995 with Sykes Enterprises, Inc., serving in a variety of operational roles, including VP and GM, Americas Operations. He then spent four years as COO, Americas & Asia Pacific for ClientLogic with responsibility for their global operations in 6 countries where he grew revenues to $450 million with over 10,000 employees.  When Sitel was acquired by ClientLogic, he served as the COO of the Americas and Asia Pacific operations before his promotion to EVP of Global Operations for the company. As the EVP of Global Operations at Sitel, Carlson had oversight responsibility for their operations with over a billion dollars in revenues in 30 countries with over 60,000 employees.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has 18 delivery centers including onshore locations in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.